                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            DEL MONTE FOODS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     (1)  Amount Previously Paid:

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

                             [DEL MONTE FOODS LOGO]

                            DEL MONTE FOODS COMPANY
                                   One Market
                            San Francisco, CA 94105
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 15, 2000
                            ------------------------

Dear Stockholders:

     On Wednesday, November 15, 2000, Del Monte Foods Company will hold its Annual Meeting of Stockholders (the "Annual Meeting") at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108. The meeting will begin at 2:00 p.m. Pacific Time.

     Only record holders of Del Monte Foods Company Common Stock at the close of business on September 18, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The purpose of the meeting is to:

          1. Elect four (4) Class III directors to hold office for a 3-year term;

          2. Approve amendments to the Company's 1998 Stock Incentive Plan to
     (i) increase the aggregate number of shares authorized for issuance under the plan by an additional 2,870,000 shares to 6,065,687 shares, and (ii) allow the 1998 Stock Incentive Plan to qualify as providing "performance-based compensation" under Section 162(m) of the Internal Revenue Code;

          3. Approve an amendment to the Company's Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan to increase the aggregate number of shares authorized for issuance under the plan by 75,000 shares to 226,701 shares;

          4. Approve the Company's 1998 Stock Incentive Plan and Annual Incentive Award Plan to comply with Section 162(m) of the Internal Revenue Code;

          5. Approve the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2001; and

          6. Act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements thereof.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]
                                          William R. Sawyers
                                          Vice President, General Counsel and
                                          Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
PROPOSALS YOU MAY VOTE ON...................................    3
OWNERSHIP OF DEL MONTE FOODS COMPANY STOCK..................   14
SUMMARY COMPENSATION TABLE..................................   15
OPTION GRANTS IN FISCAL YEAR 2000...........................   16
AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND FISCAL
  YEAR-END OPTION VALUES....................................   16
EMPLOYMENT AND OTHER ARRANGEMENTS...........................   16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   20
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................   22
STOCK PERFORMANCE GRAPH.....................................   24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   24

                             QUESTIONS AND ANSWERS

 1. Q: WHO IS SOLICITING MY VOTE?

     A: This proxy solicitation is being made and paid for by Del Monte Foods
        Company ("Del Monte" or the "Company").

 2. Q: WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

     A: This Proxy Statement was first mailed to stockholders on or about
        September 29, 2000.

 3. Q: WHAT MAY I VOTE ON?

     A: (1) The election of four (4) Class III directors to hold office for a 3-year term; AND

       (2) The approval of amendments to the Company's 1998 Stock Incentive Plan to (i) increase the aggregate number of shares currently authorized for issuance under the plan by an additional 2,870,000 shares to 6,065,687 shares, and (ii) allow the 1998 Stock Incentive Plan to qualify as providing "performance-based compensation" under Section 162(m) of the Internal Revenue Code; AND

       (3) The approval of an amendment to the Company's Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan to increase the aggregate number of shares currently authorized for issuance under the plan by an additional 75,000 shares to 226,701 shares; AND

       (4) The approval of the Company's 1998 Stock Incentive Plan and Annual Incentive Award Plan to comply with Section 162(m) of the Internal Revenue Code; AND

       (5) The approval of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2001.

 4. Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     A: The Board recommends a vote FOR each of the proposals outlined in this Proxy Statement.

 5. Q: WHO IS ENTITLED TO VOTE?

     A: Record holders of the Company's common stock, par value $.01 per share
        (the "Common Stock"), as of the close of business on September 18, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. As of September 18, 2000, 52,223,416 shares of Common Stock were outstanding. The shares of Common Stock in the Company's treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.

 6. Q: HOW DO I VOTE?

     A: Sign and date your proxy card and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all of the proposals. You have the right to revoke your proxy at any time before the meeting by:

       (1) notifying the Company's Corporate Secretary, William R. Sawyers, at the address shown above;

       (2) attending the annual meeting and voting in person; OR

       (3) returning a later-dated proxy card.

 7. Q: WHO WILL COUNT THE VOTE?

     A: A representative of our transfer agent, The Bank of New York, will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions may be specified on proposals other than the election of directors and will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Votes that are withheld with regard to the election of directors will be excluded entirely from the vote and will have no effect. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

 8. Q: HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE ITEMS?

     A: The election of each director nominee must be by a plurality of the stockholders entitled to vote and the approval of each of the other proposals must be approved by a majority of shares entitled to vote and represented at the meeting in person or by proxy.

 9. Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     A: We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to David L. Meyers and William R. Sawyers to vote on such matters at their discretion.

10. Q: WHO IS THE LARGEST PRINCIPAL STOCKHOLDER?

     A: As of September 18, 2000, Texas Pacific Group (TPG) owned 24,341,385 shares of Common Stock (46.6% of the voting shares).

11. Q: WHERE CAN I FIND DEL MONTE'S FINANCIAL INFORMATION?

     A: Del Monte Foods Company's consolidated financial statements and related information are included with our 2000 Annual Report to Stockholders, which is enclosed with this Proxy Statement. The 2000 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not proxy soliciting material.

       The Company will mail without charge to any stockholder upon written request a copy of the Company's Form 10-K for the year ended June 30, 2000, including the financial statements, schedules and a list of exhibits. Requests should be sent to the Corporate Secretary, Del Monte Foods Company, One Market, P.O. Box 193575, San Francisco, California 94119-3575.

12. Q: WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING DUE?

     A: All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to the Corporate Secretary prior to June 1, 2001. Under the Company's Bylaws, a proposal or nomination for the 2001 Annual Meeting of Stockholders that the stockholder does not seek to include in next year's proxy statement must be submitted in writing and received by the Corporate Secretary no earlier than 60 days nor more than 90 days before the date designated for the 2001 Annual Meeting or, if the date of the 2001 Annual Meeting has not been publicly disclosed at least 75 days prior to the meeting, then no later than 15 days after the initial public disclosure of the meeting date. If the stockholder does not also comply with the requirements of Rule 14a-4(c) of the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

       Your submission must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, please write to the Corporate Secretary of Del Monte Foods Company at One Market, P.O. Box 193575, San Francisco, CA 94119-3575.

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                           PROPOSALS YOU MAY VOTE ON

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of Del Monte is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. The nominees, Richard W. Boyce, Al Carey, Denise M. O'Leary and Richard G. Wolford, are in the class of directors whose term expires at this Annual Meeting. Timothy
G. Bruer, Brian E. Haycox and William S. Price III are in the class of directors whose term expires at the 2001 Annual Meeting. Patrick Foley, Jeffrey A. Shaw and Wesley J. Smith are in the class of directors whose term expires at the 2002 Annual Meeting. At each annual meeting of Del Monte Foods Company, successors to the class of directors whose term expires at such meeting will be elected to serve for three year terms or until their successors are elected and qualified.

NOMINEES AND OTHER MEMBERS OF THE BOARD OF DIRECTORS

THE NOMINEES -- INCUMBENT CLASS III DIRECTORS WHOSE TERM EXPIRES AT THIS ANNUAL MEETING

RICHARD W. BOYCE                                      Director Since August 1997
Age 46

     Mr. Boyce became a director of Del Monte in August 1997. He served as Chairman of the Board of Del Monte from August 1997 until May 2000. Since 1997 Mr. Boyce has been President of CAF (SRB, Inc.), which provides management consulting services to various companies controlled by TPG. He served as Chief Executive Officer of J. Crew Group, Inc. from October 1997 through March 1998 and from January 1999 through May 1999, and has been a director of that company since October 1997. He served as interim CEO and Chairman of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999, and was a director of Favorite Brands from 1996 to 1999. He also serves on the Boards of Directors of ON Semiconductor Corporation and Convergent Communications, Inc. He was employed by PepsiCo from 1992 to 1997, most recently as Senior Vice President, Field Operations for Pepsi-Cola North America.

AL CAREY                                            Director Since November 1997
Age 49

     Mr. Carey became a director of Del Monte in November 1997. He has served as the Senior Vice President of Sales and Retailer Strategies of PepsiCo, Inc. since August 1998. Mr. Carey was the Chief Operating Officer of Frito Lay North America, a PepsiCo company, from June 1996 to August 1998, and has been employed in various capacities with the PepsiCo organization since 1981.

DENISE M. O'LEARY                                     Director Since August 1997
Age 43

     Ms. O'Leary became a director of Del Monte in August 1997. Since 1996, Ms. O'Leary has been a private investor in early stage companies. From 1987 to 1997, she was a General Partner of Menlo Ventures. Ms. O'Leary serves on the Boards of Directors of ALZA Corporation, America West Holdings Corp., Medtronic, Inc. and several private corporations and not-for-profit organizations. She is a member of the Board of Trustees of Stanford University and a director of UCSF Stanford Health Care.

RICHARD G. WOLFORD                                     Director Since April 1997
Age 56

     Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997, and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

INCUMBENT CLASS I DIRECTORS SERVING FOR A TERM EXPIRING IN 2001

TIMOTHY G. BRUER                                      Director Since August 1997
Age 43

     Mr. Bruer became a director of Del Monte in August 1997. Since December 1998, he has served as Chief Executive Officer of Nonni's Food Co., Inc. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle.

BRIAN E. HAYCOX                                         Director Since June 1995
Age 58

     Mr. Haycox was elected to the Board of Directors of Del Monte in June 1995. He was elected as Co-Chairman and Co-Chief Executive Officer of Del Monte in December 1995, and he served in those capacities until the consummation of the Company's recapitalization in April 1997. Mr. Haycox served as President and Chief Executive Officer of Del Monte Tropical Fruit Company from 1988 until 1993. Prior to that time Mr. Haycox served in a variety of management positions within the Del Monte organization.

WILLIAM S. PRICE III                                  Director Since August 1997
Age 44

     Mr. Price became a director of Del Monte in August 1997. Mr. Price was a founding partner of TPG in 1992. Prior to forming TPG, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Denbury Resources, Inc., FirstWorld Communications, Inc. and various private companies.

INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 2002

PATRICK FOLEY                                         Director Since August 1997
Age 68

     Mr. Foley became a director of Del Monte in August 1997. He served as Chairman and Chief Executive Officer of DHL Airways from 1988 to 2000, and from 1988 to 1996 he held the additional title of President. He was formerly Chairman and President of Hyatt Hotel Corporation. Mr. Foley also serves on the Boards of Directors of Continental Airlines, Inc., Flextronics International, Foundation Health Systems, Inc., and Glenborough Realty Trust, Inc.

JEFFREY A. SHAW                                          Director Since May 1997
Age 36

     Mr. Shaw became a director of Del Monte in May 1997. Mr. Shaw is a partner of TPG and has been an executive of TPG since 1993. Prior to joining TPG, Mr. Shaw was a principal of Oak Hill Partners, L.P. and Acadia Partners, L.P., investment partnerships affiliated with the Robert M. Bass Group, for three years. Mr. Shaw serves as a director of Ryanair PLC, Convergent Communications, Inc. and America West Airlines, Inc.

WESLEY J. SMITH                                        Director Since April 1997
Age 53

     Mr. Smith joined Del Monte as Chief Operating Officer and a director in April 1997. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

     Del Monte Foods Company's business is managed under the direction of the Board of Directors. The Board delegates the conduct of business to Del Monte Foods Company's senior management team.

     Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held five meetings in the fiscal year ended June 30, 2000, referred to as fiscal 2000. The Chief Executive Officer, in consultation with the Board of Directors, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The Chief Executive Officer, Chief Financial Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board's discussion of these presentations. Significant matters that require Board approval are voted on at the meetings.

     Board members have complete access to senior management. They may also seek independent, outside advice.

     The Board of Directors currently has two committees, the Nominating and Compensation Committee and the Audit Committee.

     The Nominating and Compensation Committee has the authority to determine executive compensation and approve the terms of stock options and stock purchase rights pursuant to the Company's plans and arrangements. The Committee also has the authority to recommend nominees for election to the Company's Board of Directors. The Committee's current members are Messrs. Price and Shaw and Ms. O'Leary. During fiscal 2000 the Nominating and Compensation Committee held five meetings.

     Stockholders may nominate candidates for election to the Company's Board of Directors in accordance with the Company's Bylaws, a copy of which can be obtained by writing to the Corporate Secretary of Del Monte Foods Company, One Market, P.O. Box 193575 San Francisco, CA 94119-3575. In general, such nominations must be received in writing by the Corporate Secretary not less than 60 nor more than 90 days before the date designated for the annual meeting. The nomination must be accompanied by the name and address of the nominating stockholder. It must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement.

     The Audit Committee is responsible for reviewing the activities of the Company's independent accountants and for monitoring the Company's financial reporting process. The Audit Committee's members are Messrs. Bruer, Foley and Haycox. These directors are independent as defined in the listing standards of the New York Stock Exchange. During fiscal 2000 the Audit Committee held four meetings.

     During fiscal 2000 all directors, except for Messrs. Carey and Foley, attended 75% or more of the total of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board on which each director served.

DIRECTORS' COMPENSATION

     During fiscal 2000, Messrs. Bruer, Carey, Foley and Haycox and Ms. O'Leary each received $25,000 paid in cash or in Common Stock, at the option of the director. Each of these directors also received $2,000 for each committee meeting of the Board of Directors attended in person. These payments were made pursuant to the Company's Directors' Fee Plan adopted in April 1999 for the benefit of directors who are not employees of the Company nor affiliated with TPG.

     In February 2000, the Directors' Fee Plan was modified. Effective July 1, 2000, the annual compensation is $20,000. In addition, a fee of $2,000 will be paid and stock options in the amount of 1,250 shares will be issued for each Board Meeting attended in person. The grant dates for these options will be the first trading day after the end of each quarter. The exercise price for these options will be the average of the high and low prices of the stock on that date. These options will be issued under the Company's Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, and are subject to stockholder approval of Proposal No. 3 described in this Proxy Statement. Pursuant to such plan, Mr. Boyce, who does not participate in the

Directors' Fee Plan, received options for 148,828 shares of Common Stock in 1997. Mr. Boyce's options have a ten-year term and vest monthly on a proportionate basis over four years.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOUR (4) NOMINEES FOR DIRECTOR LISTED ABOVE.

                                   PROPOSAL 2

       APPROVAL OF AMENDMENTS TO THE COMPANY'S 1998 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve amendments to the Del Monte Foods Company 1998 Stock Incentive Plan (the "1998 Plan") which will

     (i) increase the number of shares of Common Stock currently authorized for issuance under the 1998 Plan by an additional 2,870,000 shares to 6,065,687 shares; and

     (ii) allow the 1998 Plan to qualify as providing "performance-based compensation" under Section 162(m) of the Internal Revenue Code (the "Code") by amending the Plan as follows:

        (a) Section 3(c) is added to read as follows:

           Maximum Shares Per Participant. Subject to adjustment from time to time as provided in Section 10, not more than 500,000 of shares of Common Stock may be made subject to Incentive Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

          (b) The first paragraph of Section 4 of the Plan is amended to read as follows:

           The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom shall be a "nonemployee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code, unless otherwise determined by the Board of Directors. The Committee shall from time to time designate the key employees of the Company who shall be granted Incentive Awards and the amount and type of such Incentive Awards.

          (c) Section 6(b) is amended to read as follows:

           The exercise price of any Non-Qualified Stock Option granted under the Plan shall be such price as the Committee shall determine on the date on which such Non-Qualified Stock Option is granted and shall not be less than 85% of the Fair Market Value of a share of Common Stock on the date on which such Non-Qualified Stock Option is granted; provided, that the exercise price of any Non-Qualified Stock Option granted to (i) an individual who is a "covered employee" within the meaning of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Non-Qualified Stock Option is granted, or (ii) an individual, who at the time of the proposed grant owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Del Monte or any of its Subsidiaries, shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date on which such Non-Qualified Stock Option is granted.

     The amendments were adopted by the Board of Directors on August 24, 2000, subject to stockholder approval at the Annual Meeting.

     The 1998 Plan was initially adopted by the Board on April 24, 1998, was modified by the Board on September 23, 1998, and was approved by the stockholders on October 28, 1998. Under the 1998 Plan, the Nominating and Compensation Committee of the Board (the "Committee") is authorized to grant incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Incentive Awards"). Subject to certain adjustments by the Committee, the 1998

Plan currently authorizes the issuance of 3,195,687 shares of Common Stock plus any shares of Common Stock represented by awards granted under any prior plan of the Company which are forfeited, expire or are cancelled without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company; provided that the maximum number of shares of Common Stock available for grant under the 1998 Plan will never exceed 30% of the then outstanding shares of the Company. As of September 18, 2000, 2,959,957 shares of Common Stock were subject to outstanding options under the 1998 Plan.

     The purpose of the 1998 Plan is to promote the interests of the Company by encouraging the Company's employees, non-employee directors and consultants to continue in the service of the Company and to provide such persons with incentives and rewards for superior management, growth and protection of the business of the Company. The Board of Directors believes the amendments are necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the 1998 Plan to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. Equity incentives play a significant role in the Company's efforts to remain competitive in the market for talented individuals, and the Company relies on such incentives as means to attract and retain highly qualified individuals in the positions vital to the Company's success.

     The following is a summary of the principal features of the 1998 Plan and the tax consequences of participation in such plan. The summary is not a complete description of the 1998 Plan and is qualified in its entirety by reference to the 1998 Plan and the terms and conditions thereof. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary, Del Monte Foods Company, One Market, P.O. Box 193575 San Francisco, California 94119-3575.

GENERAL INFORMATION

     Employees, non-employee directors and consultants selected by the Committee ("Participants") are eligible for participation in the 1998 Plan. As of September 18, 2000, ten executive officers and approximately 175 other employees were eligible to participate in the 1998 Plan. The Company generally compensates its non-employee directors in the forms of a fee and stock options granted under the Company's Directors' Fee Plan and the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan. See "Director Compensation."

     The Committee has full authority to administer the 1998 Plan, including authority to interpret and construe any provision of the 1998 Plan and to adopt such rules and regulations for administering the 1998 Plan as it may deem necessary. Incentive Awards may not be transferred other than upon death of Participant. The Board of Directors may amend or terminate the 1998 Plan at any time or in any manner, subject to stockholder approval in certain cases.

     Options. The exercise price of Options is determined by the Committee on the date of grant and, with respect to non-qualified options, may not be less than 85% of the fair market value of a share of Common Stock on date of grant and, with respect to incentive options, may not be less than the fair market value of a share of Common Stock on date of grant. Vesting is determined by the Committee. However, Options granted to a Participant who is not an officer, director or consultant vest at a rate of at least twenty percent per year over five years from the date of grant. All outstanding Options will vest automatically within ten (10) days prior to a "change of control." An Option will expire ten years from the date of grant unless terminated earlier as follows: (i) upon termination for "cause" (as defined in the 1998 Plan), all Options granted to a Participant will be canceled; (ii) upon termination other than for cause or on account of death or disability, Options granted to a Participant may be exercised for a period of 90 days after termination to the extent such Option was otherwise exercisable on the date of termination; and
(iii) upon termination due to death or disability, Options granted to a Participant may be exercised for a period of one year after the date of termination to the extent such Option was otherwise exercisable on the date of termination. Upon expiration of the applicable time period, any unexercised Options that were otherwise exercisable on the date of termination will lapse. In its discretion, the Committee may grant to any Participant a cash bonus in an amount determined by the

Committee to enable the Participant to pay federal, state or local income taxes arising out of the exercise of an Option or a loan to enable the Participant to pay the exercise price of an Option.

     Tandem SARs. The Committee has the discretion to grant and determine the terms and conditions of a Tandem SAR. A Tandem SAR will expire ten years from the date of grant unless terminated earlier and will become exercisable at the same time and to the same extent as its related Option. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than upon exercise of its related Tandem SAR), will cause the automatic cancellation of its related Tandem SAR to the extent that the number of shares of Common Stock subject to such Option after exercise, cancellation, termination or expiration is less than the number of shares subject to such Tandem SAR. Upon exercise, a Participant shall be entitled to (i) a cash payment per share equal to the excess of the fair market value of a share of Common Stock over the exercise price per share of the related Option, (ii) a number of shares of Common Stock which on the date of exercise of the Tandem SAR have a fair market value equal to such excess or (iii) a combination of cash and shares equal to such excess, all as determined by the Committee in its discretion.

     Stand-Alone SARs. The Committee has the discretion to grant and determine the terms and conditions of a Stand-Alone SAR. Upon exercise, a Participant shall be entitled to (i) a cash payment per share equal to the excess of the fair market value of a share of Common Stock over the exercise price per share of the Stand-Alone SAR, (ii) a number of shares of Common Stock which on the date of exercise of the Stand-Alone SAR have a fair market value equal to such excess or (iii) a combination of cash and shares equal to such excess, all as determined by the Committee in its discretion.

     Stock Bonus. The Committee has broad discretion to grant and determine the terms and conditions of a Stock Bonus. Common Stock granted pursuant to the Del Monte Corporation AIAP Deferred Compensation Plan is deemed to be granted pursuant to the 1998 Plan. See the description of the Del Monte Corporation AIAP Deferred Compensation Plan below under "Employment and Other Arrangements."

     The Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission regarding the offer and sale of shares of Common Stock pursuant to the 1998 Plan on May 26, 1999. The 1998 Plan is attached as an exhibit to such Registration Statement.

TAX INFORMATION

     The following is a brief description of the principal U.S. federal income tax consequences to the Participants in the 1998 Plan. Participants should not rely on this discussion for individual tax advice and should consult with their own tax advisers for further information.

     Incentive Stock Options. A Participant is not deemed to have received taxable income upon grant or exercise of any incentive stock option ("ISO") so long as the Participant does not dispose of the Common Stock received upon exercise within one year after the date of exercise and two years after the date of grant (the "ISO Holding Period"). Upon exercise of an ISO, the spread between the fair market value of the Common Stock received and the exercise price will be an item of adjustment for purposes of the alternative minimum tax, unless the Participant disposes of the Common Stock in the same tax year as the ISO was exercised. If a Participant does dispose of such Common Stock within the ISO Holding Period (such disposition, a "Disqualifying Disposition"), any gain on such Disqualifying Disposition, up to the amount of the spread on exercise, will be ordinary income, with the balance being capital gain. All other gains upon dispositions of Common Stock received upon exercise of an ISO will be capital gain in an amount equal to the excess of the proceeds received over the exercise price.

     Special rules apply for determining a Participant's tax basis in and holding period for shares acquired on the exercise of an ISO if the Participant pays the exercise price of the ISO in whole or in part with previously owned shares of Common Stock. Under these rules, the Participant does not recognize any income or loss from the delivery of shares (other than shares previously acquired through the exercise of an ISO and not held for the ISO Holding Period) in payment of the exercise price. The Participant's tax basis in and holding period for the newly acquired shares will be determined for capital gain purposes as follows: as to the number of newly acquired shares equal to the previously owned shares delivered, the Participant's tax basis in and holding period for the newly acquired shares will be equal to the previously owned shares delivered; as to each remaining newly acquired share, the Participant's basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly acquired shares) and the Participant's holding period will begin on the date such share is transferred. If the Participant pays the exercise price of an ISO, in whole or in part, with previously owned shares that were acquired upon the exercise of an ISO and that have not been held for the ISO Holding Period, the Participant will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

     Non-Qualified Options. A Participant is not taxed upon grant of any non-qualified option ("NQO"). A Participant will have ordinary income upon exercise of an NQO in an amount equal to the excess of the fair market value on the date of exercise of the Common Stock purchased over the exercise price paid upon exercise.

     If the Participant surrenders previously-owned Common Stock in payment of any or all of the exercise price of an NQO, the shares of Common Stock received upon exercise of such NQO equal in number to the shares of previously-owned Common Stock so surrendered generally would have the tax basis and capital gain holding period applicable to such surrendered Common Stock. The additional Common Stock received upon exercise generally would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

     Tandem SARs and Stand-Alone SARs. A Participant will not be deemed to receive any income at the time a Tandem SAR or Stand-Alone SAR is granted. However, when any part of the Tandem SAR or Stand-Alone SAR is exercised, the Participant will be required to recognize compensation taxable as ordinary income in an amount equal to the amount of cash or the fair market value of the stock received.

     Stock Bonuses. Generally, upon the receipt of Common Stock pursuant to a Stock Bonus, a Participant will be required to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the Common Stock at the time it is received.

     Golden Parachute Excise Tax. If the exercisability of an Incentive Award is accelerated due to a change in control of Del Monte, under certain circumstances, the Participant may incur a nondeductible 20% excise tax with respect to such acceleration.

     Tax Withholding. A Participant may be subject to federal, state, and local income tax withholding in connection with the issuance of shares of Common Stock upon the exercise of an Option or the grant of a Stock Bonus. The 1998 Plan permits the Company to satisfy its withholding obligations in various ways.

     Consequences to the Company. The Company may, subject to certain limitations regarding change of control payments and the $1 million deduction cap on the annual compensation of certain executives, be entitled to a U.S. federal income tax deduction in an amount equal to the amount of any ordinary income recognized by a Participant upon exercise or grant of an Incentive Award.

PARTICIPATION IN 1998 PLAN

     The grant of Options to Participants under the 1998 Plan, including the executive officers listed in the Summary Compensation Table below, and referred to herein as the named executive officers, is subject to the discretion of the Committee. As of the date of this Proxy Statement, there has been no determination by the Committee with respect to future awards under the plan. Accordingly, the benefits or amount of additional awards, if any, that will be received by or allocated to: (i) the named executive officers, individually and as a group; (ii) the directors of the Company, as a group, who are not named executive officers; and (iii) the employees of the Company, as a group, other than the named executive officers, as a result of the amendments to the plan are not determinable and would not have been determinable if the plan, as amended, had been in effect during the fiscal year ended June 30, 2000. The table of Option grants listed below under "Option Grants in Fiscal 2000" provides information with respect to the grant of Options to the named executive officers during the fiscal year ended June 30, 2000. During the last fiscal year, all current executive officers as a group and all other employees as a group received Options to purchase 14,500 shares and 54,875 shares, respectively, pursuant to the 1998 Plan. As of September 18, 2000, the closing price of the Common Stock on the New York Stock Exchange was $6.375.

     The affirmative vote of the holders of at least a majority of the shares of the Common Stock represented in person or by proxy and entitled to vote on this proposal is required to approve the amendments to the 1998 Plan.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENTS TO THE COMPANY'S 1998 STOCK INCENTIVE PLAN.

                                   PROPOSAL 3

  APPROVAL OF AMENDMENT TO THE COMPANY'S NON-EMPLOYEE DIRECTOR AND INDEPENDENT
                      CONTRACTOR 1997 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve an amendment to the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan (the "1997 Plan") which will increase the number of shares of Common Stock currently authorized for issuance under the 1997 Plan by an additional 75,000 shares to 226,701 shares. The amendment was adopted by the Board on August 24, 2000, subject to stockholder approval at the Annual Meeting.

     The purpose of the 1997 Plan is to promote the interests of the Company by providing certain non-employee directors and independent contractors of the Company with incentives and rewards to encourage them to continue in the service of the Company. The Board of Directors believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the 1997 Plan to allow the Company to continue to utilize equity incentives to attract and retain the services of board members and other individuals essential to the Company's long-term growth and financial success.

     Under the 1997 Plan, the Board is authorized to grant non-qualified stock options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("Options"). Subject to certain adjustments by the Board, the Plan currently authorizes the issuance of Options with respect to 151,701 shares of Common Stock. As of September 18, 2000, 148,828 shares of Common Stock were subject to outstanding options under the 1997 Plan.

     The following is a summary of the principal features of the 1997 Plan and the tax consequences of participation in the 1997 Plan. The summary is not a complete description of the 1997 Plan and is qualified in its entirety by reference to the 1997 Plan and the terms and conditions thereof. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary, Del Monte Foods Company, One Market, P.O. Box 193575, San Francisco, California 94119-3575.

GENERAL INFORMATION

     Non-employee directors of the Company and independent contractors retained by the Company ("Participants") as determined by the Board are eligible to participate in the 1997 Plan. As of September 18, 2000, five non-employee Board members were eligible to participate in the 1997 Plan. The Board has full authority to administer the 1997 Plan, including authority to interpret and construe any provision of the 1997 Plan and to adopt such rules and regulations for administering the 1997 Plan as it may deem necessary. Options may not be transferred except in certain circumstances upon the death of a Participant. The right to grant Options under the 1997 Plan will terminate on August 4, 2007; however, the Board may amend, modify or terminate the 1997 Plan at any time or in any manner.

     The exercise price of Options is determined by the Board on the date of grant. Options shall become exercisable as determined by the Board, however, all outstanding Options will vest automatically within ten (10) days prior to a "change of control" (as defined in the 1997 Plan). The term of an Option is determined by the Board of Directors, provided that no Option may be exercised more than ten years from the date of grant and is subject to earlier termination. Generally, the Options granted to a Participant who is a non-employee director may be terminated as follows: (i) Options will remain exercisable for a period of 90 days after termination of board membership upon termination of service for any reason other than on account of death or permanent disability to the extent that such Option was exercisable at the time of termination; and (ii) Options will remain exercisable for a period of one year after termination of board membership by reason of death or disability to the extent such Option was exercisable at the time of termination. Options otherwise exercisable that remain unexercised upon expiration of the applicable time period will lapse. Options granted to a Participant who is not a member of the Board may be terminated prior to the expiration date of the Option as determined by the Board on the date of grant.

     The Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission regarding the offer and sale of shares of Common Stock pursuant to the 1997 Plan on May 26, 1999. The 1997 Plan is attached as an exhibit to such Registration Statement.

TAX INFORMATION

     The following is a brief description of the principal U.S. federal income tax consequences to the Participants in the 1997 Plan. Participants should not rely on this discussion for individual tax advice and should consult with their own tax advisers for further information.

     Options. A Participant is not taxed upon grant of any Option under the 1997 Plan. A Participant will have ordinary income upon exercise of an Option in an amount equal to the excess of the fair market value on the date of exercise of the Common Stock purchased over the exercise price paid upon exercise.

     If the Participant surrenders previously-owned Common Stock in payment of any or all of the exercise price of an Option, the shares of Common Stock received upon exercise of such Option equal in number to the shares of previously-owned Common Stock so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Common Stock. The additional Common Stock received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

     Tax Withholding. No tax withholding generally should be required with respect to Options granted under the 1997 Plan.

     Consequences to the Company. The Company may, subject to certain limitations, be entitled to a U.S. federal income tax deduction in an amount equal to the amount of any ordinary income recognized by a Participant upon exercise of an Option.

PARTICIPATION IN 1997 PLAN

     The grant of Options to Participants under the 1997 Plan is subject to the discretion of the Board. Only the Company's non-employee directors and independent contractors are eligible to receive Options under the 1997 Plan. As of the date of this Proxy Statement, there has been no determination by the Board with respect to future awards under the 1997 Plan, except in connection with the per meeting stock option grants for certain directors described above under "Directors' Compensation." Accordingly, other than as described above under "Directors' Compensation", the benefits or amount of additional awards, if any, that will be received by or allocated to the Participants as a result of the amendment to the 1997 Plan are not determinable and would not have been determinable if the 1997 Plan, as amended, had been in effect during the fiscal year ended June 30, 2000. No Options were issued under the 1997 Plan in fiscal 2000. As of September 18, 2000, the closing price of the Common Stock on the New York Stock Exchange was $6.375.

     The affirmative vote of the holders of at least a majority of the shares of the Common Stock represented in person or by proxy and entitled to vote on this proposal is required to approve the amendment to the 1997 Plan.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN.

                                   PROPOSAL 4

    APPROVAL OF THE COMPANY'S 1998 STOCK INCENTIVE PLAN AND ANNUAL INCENTIVE
     AWARD PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The Company's Board of Directors has previously approved the Del Monte Foods Company 1998 Stock Incentive Plan and the Annual Incentive Award Plan (collectively referred to as the "Plans"). In order to meet the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended, the Plans must be submitted to, and approved by, stockholders. Accordingly, on August 24, 2000, the Board of Directors approved submitting the Plans for approval by a vote of stockholders at the 2000 Annual Meeting.

     The following is a summary of the principal features of each of the Plans. Each summary is qualified in its entirety by reference to the particular Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary, Del Monte Foods Company, One Market, P.O. Box 193575, San Francisco, California 94119-3575.

DEL MONTE FOODS COMPANY 1998 STOCK INCENTIVE PLAN

     See Proposal 2 of this Proxy Statement for a summary of the principal features of the Company's 1998 Stock Incentive Plan.

ANNUAL INCENTIVE AWARD PLAN

     The Annual Incentive Award Plan ("AIAP") provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on the Company's achievement of a specified financial objective (which in fiscal 2000 pertains to earnings before interest, taxes, depreciation and amortization (EBITDA) and in fiscal 2001 pertains to earnings per share), together with individual performance objectives, during the fiscal year. Financial performance that is in the top quartile of a specific group of peer companies results in a 25% increase to the financial portion of the awards. The AIAP has been designed to accomplish three major objectives: (i) to link corporate and business priorities with individual and group performance objectives; (ii) to improve company and individual performance by rewarding key employees based on their achievement of financial and program targets and for unique contributions accomplished during the plan year, and (iii) to provide key employees with the potential for additional compensation in order to be competitive in attracting, motivating, and retaining key executives and managers.

     To be eligible for participation in the AIAP, an employee must normally be in Salary Grade 9 or above and not be a participant in a sales incentive program. To be eligible for an award in any given Plan Year, participants are required to be in a bonus eligible position on or before April 1 of that Plan Year, and must be on the active payroll at the time of award distribution. In certain cases, a prorated award may be considered for employees who are involuntarily terminated or who retire if approved by the functional area Senior Vice President and the Executive Vice President, Administration. Voluntary terminations will not be considered for an award if the participant is not on the active payroll on the date of the award distribution. In the case of the death of an AIAP participant, a prorated award at target based on the number of months worked during the Plan Year will be paid. Loss of eligibility may occur if the employee's salary grade is changed to a grade below 9 as a result of a reclassification or demotion. The "Plan Year" for AIAP is each July 1 through the following June 30.

     Each participant has a target annual incentive award opportunity expressed as a percent of annual base salary. For fiscal 2000, the targeted percentage of base salary was as follows: Mr. Wolford -- 100%, Mr. Smith -- 60%, Mr.
Meyers -- 60%, Mr. Phillips -- 50%, and Mr. Holmes -- 50%. The maximum award payable under the AIAP for any year to any participant is 200% of base salary. Awards generally will be subject to tax, and the Company will be entitled to a corresponding tax deduction, in the year paid, unless such awards are deferred under the Del Monte Corporation AIAP Deferred Compensation Plan. See "Employment and Other Arrangements -- AIAP Deferred Compensation Plan" below.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S 1998 STOCK INCENTIVE PLAN AND ANNUAL INCENTIVE AWARD PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE.

                                   PROPOSAL 5

        APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS
                    FOR THE FISCAL YEAR ENDING JUNE 30, 2001

     The Audit Committee has recommended, and the Board has approved, the appointment of KPMG LLP as our independent auditors for fiscal 2001 (July 1, 2000 until June 30, 2001) subject to the approval of the Company's stockholders. KPMG LLP has served as our independent auditors since 1997. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

     Audit services provided by KPMG LLP during the fiscal year ended June 30, 2000 included an audit of our consolidated financial statements. KPMG LLP also reviewed our Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and certain other filings with the SEC.

     A representative of KPMG LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting if he or she wishes. He or she will also respond to appropriate questions. In the event that the appointment of KPMG LLP is not approved by a majority of shares of Common Stock present at the Annual Meeting in person or by proxy, the Audit Committee and the Board will review its future selection of independent auditors.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2001.

                   OWNERSHIP OF DEL MONTE FOODS COMPANY STOCK

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of August 31, 2000: (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) by each of the Company's directors; (iii) by each of the officers of the Company identified in the table set forth under the heading "Summary Compensation Table"; and (iv) by all executive officers and directors as a group.

                                                             SHARES BENEFICIALLY OWNED(A)
                                                             ----------------------------
           NAME AND ADDRESS OF BENEFICIAL OWNER                NUMBER         PERCENT(B)
           ------------------------------------              -----------      -----------
5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS:
TPG Partners, L.P. ........................................  22,135,425(c)       42.4%
  201 Main Street, Suite 2420
  Fort Worth, TX 76102
TPG Parallel I, L.P. ......................................   2,205,960(c)        4.2
  201 Main Street, Suite 2420
  Forth Worth, TX 76102
Massachusetts Financial Services Company...................   6,770,950(d)       13.0
  500 Boylston Street
  Boston, MA 02116
Citigroup Inc. ............................................   2,636,713(e)        5.0
  153 East 53rd Street
  New York, NY 10043
Richard W. Boyce...........................................     127,124(f)          *
Richard G. Wolford.........................................     626,025(g)        1.2
Wesley J. Smith............................................     577,700(h)        1.1
Timothy G. Bruer...........................................          --            --
Al Carey...................................................       6,946(i)          *
Patrick Foley..............................................       8,861(i)          *
Brian E. Haycox............................................       8,283(i)          *
Denise M. O'Leary..........................................       9,241(i)          *
William S. Price III.......................................          --(c)         --
Jeffrey A. Shaw............................................          --            --
Irvin R. Holmes............................................      39,232(j)          *
David L. Meyers............................................     156,226(k)          *
Glynn M. Phillips..........................................      56,227(l)          *
All executive officers and directors as a group (18
  persons).................................................  26,094,724(m)       47.3

---------------
  * Less than 1%

 (a) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

 (b) Calculated excluding all shares issuable pursuant to agreements, options or warrants of Del Monte, except as to each individual, entity or group, the shares issuable to such individual, entity or group pursuant to agreements, options or warrants of Del Monte, as described below in notes (d) through
     (i), as the case may be.

 (c) TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price III. Mr. Price disclaims beneficial ownership of all shares owned by such entities.

 (d) Information regarding Massachusetts Financial Services Company is based on information disclosed in the Schedule 13G, as amended, filed on February 11, 2000.

 (e) Information regarding Citigroup Inc. is based on information disclosed in the Schedule 13G filing, filed on March 28, 2000. Citigroup is reporting on behalf of subsidiaries which individually qualify to file a

     Schedule 13G and whose individual percentages of beneficial ownership do not exceed 5%. Accordingly, Citigroup is the only entity whose indirect beneficial ownership on an aggregate basis exceeds 5%.

 (f) Represents options to purchase 127,124 shares exercisable within 60 days of August 31, 2000.

 (g) Includes options to purchase 555,286 shares exercisable within 60 days of August 31, 2000.

 (h) Includes options to purchase 507,361 shares exercisable within 60 days of August 31, 2000.

 (i) Represents shares of Common Stock received in lieu of cash in payment of directors' fees. See "Directors' Compensation."

 (j) Includes options to purchase 17,971 shares exercisable within 60 days of August 31, 2000.

 (k) Includes options to purchase 108,341 shares exercisable within 60 days of August 31, 2000.

 (l) Includes options to purchase 27,073 shares exercisable within 60 days of August 31, 2000.

(m) Includes all shares held by entities affiliated with a director as described in note (c) above and all shares issuable by Del Monte pursuant to arrangements as described in notes (f) through (l) above.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid by the Company for fiscal years 2000, 1999 and 1998 to each individual serving as its Chief Executive Officer during fiscal 2000 and to each of the four other most highly compensated executive officers of the Company as of the end of fiscal 2000.

                                                                                      LONG TERM COMPENSATION
                                                       ANNUAL COMPENSATION           -------------------------
                                               -----------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITIONS    FISCAL YEAR   SALARY(1)    BONUS       COMP(2)      OPTION AWARDS    COMP(3)
 ----------------------------    -----------   ---------   --------   ------------   -------------   ---------
Richard G. Wolford.............     2000       $713,725    $576,000            --            --       $16,692
  President and                     1999        535,000     401,300    $1,067,092       301,000        10,450
  Chief Executive Officer           1998        500,000     252,500            --       569,071         7,995
Wesley J. Smith................     2000        432,575     205,800            --            --         9,588
  Chief Operating Officer           1999        400,000     200,000     1,054,053        88,000         9,024
                                    1998        400,000     202,000            --       569,071         6,896
David L. Meyers(4).............     2000        360,000     187,100            --            --        14,082
  Executive Vice President,         1999        310,000     195,000            --        78,000        37,358
  Administration and                1998        298,000     150,500            --       151,701        12,206
  Chief Financial Officer
Glynn M. Phillips(5)...........     2000        264,170     108,600            --            --        11,839
  Executive Vice President,         1999        238,811     118,300            --        42,000        27,530
  Sales                             1998        238,795     119,400            --        29,497        11,838
Irvin R. Holmes, Jr............     2000        237,521      98,600            --        10,000         5,100
  Senior Vice President,            1999        193,302      72,300            --        48,375         4,800
  Marketing                         1998        176,583      48,900            --        12,067         4,800

---------------
(1) Reflects actual base earnings for the fiscal year specified.

(2) Fiscal 1999 reflects perquisites and other amounts for Messrs. Wolford and Smith, including compensation for Mr. Wolford ($1,044,698), and Mr. Smith ($1,046,643) due to the difference in price between the fair market value and purchase price of Common Stock purchased by each executive, amounts paid to cover taxes and related legal expenses incurred due to the compensation received.

(3) For fiscal 1998: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Wolford $1,875, Mr. Smith $2,000, Mr. Meyers $4,800, Mr. Phillips $4,800, Mr. Holmes $4,800; Company paid term life premiums -- Mr. Wolford $6,120, Mr. Smith $4,896, Mr. Meyers $3,585, Mr. Phillips $7,038; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $3,821.

     For fiscal 1999: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Wolford $4,800, Mr. Smith $4,800, Mr. Meyers $4,800, Mr. Phillips $4,800, Mr. Holmes $4,800; Company paid term life premiums -- Mr. Wolford $5,650, Mr. Smith $4,224, Mr. Meyers $3,274, Mr. Phillips $6,243; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $4,554; New MEP (as defined below) amounts released from escrow pursuant to the Company's recapitalization -- Mr. Meyers $24,730, Mr. Phillips $16,487.

     For fiscal 2000: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Wolford $5,100, Mr. Smith $5,100, Mr. Meyers $5,100, Mr. Phillips $5,100, Mr. Holmes $5,100; Company paid term life premiums -- Mr. Wolford $11,592, Mr. Smith $4,488, Mr. Meyers $3,670, Mr. Phillips $6,739; amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $5,312.

(4) Mr. Meyers' fiscal year 1999 bonus was increased from that reported in the Company's 1999 proxy statement as a result of an additional $40,000 he was paid with respect to that year.

(5) Effective August 1, 2000, Mr. Phillips is no longer an executive officer of the company. However, he continues to be employed by the Company.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                           INDIVIDUAL GRANTS                                      ANNUAL RATES OF
                        --------------------------------------------------------                    STOCK PRICE
                            NUMBER OF         PERCENT OF TOTAL                                      APPRECIATION
                            SECURITIES       OPTIONS GRANTED TO                                   FOR OPTION TERM
                        UNDERLYING OPTIONS      EMPLOYEES IN      EXERCISE PRICE   EXPIRATION   --------------------
         NAME               GRANTED(1)          FISCAL YEAR        (PER SHARE)        DATE         5%         10%
         ----           ------------------   ------------------   --------------   ----------   --------   ---------
Irvin R. Holmes.......        10,000                14.4%             $11.91         1/3/10     $74,901    $189,815

---------------
(1) For this grant, 50% of the option shares vest annually on a proportionate basis over a four (4) year period and 50% of the option shares vest annually on a proportionate basis over a five (5) year period.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                     SHARES                     AT JUNE 30, 2000      AT JUNE 30, 2000(1)
                                   ACQUIRED ON     VALUE          EXERCISABLE/            EXERCISABLE/
              NAME                  EXERCISE      REALIZED       UNEXERCISABLE           UNEXERCISABLE
              ----                 -----------    --------    --------------------    --------------------
Richard G. Wolford...............      --           $--         509,460/360,611        $702,358/$202,465
Wesley J. Smith..................      --            --         461,535/195,536        $702,358/$202,465
David L. Meyers..................      --            --         108,341/121,360        $144,358/$ 96,847
Glynn M. Phillips................      --            --           27,073/44,424        $ 28,021/$ 18,880
Irvin R. Holmes, Jr. ............      --            --           17,971/52,471        $ 11,268/$  7,918

---------------
(1) Based on closing price of the Common Stock on June 30, 2000 ($6.8125) less the exercise price payable for such shares.

                       EMPLOYMENT AND OTHER ARRANGEMENTS

     The Annual Incentive Award Plan

     The Annual Incentive Award Plan ("AIAP") provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on the Company's achievement of financial objectives and individual performance objectives at fiscal year end. For fiscal 2000, the targeted percentage of base salary was as follows: Mr. Wolford -- 100%, Mr. Smith -- 60%, Mr. Meyers -- 60%, Mr. Phillips -- 50%, and Mr. Holmes -- 50%. A description of the AIAP is provided above under Proposal 4.

     AIAP Deferred Compensation Plan

     On October 14, 1999, the Del Monte Corporation Annual Incentive Award Plan Deferred Compensation Plan was established under which certain employees are eligible to participate. Beginning in fiscal 2001, eligible employees may elect to defer from 5% to 100% of their annual incentive award. The Company provides a matching contribution of 25% of the employee's deferral amount. The employee deferral and the Company match are converted to deferred stock units at the fair market value of Common Stock on the day the incentive awards are paid. The participant is 100% vested in the employee deferral portion of their account. The Company's matching contribution vests on a proportionate basis over three years (one-third each year). At the time of distribution, the employee's deferral amount and any vested Company matching contribution will be paid out in whole shares of Common Stock.

     Stock Purchase Plan

     The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. A total of 957,710 shares of Common Stock have been purchased by and issued to eligible employees under this plan. It is anticipated that no additional shares will be made available under this plan.

     Stock Option Incentive Plans

     The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997. Under the 1997 Stock Incentive Plan, grants of incentive stock options and non-qualified stock options representing 1,821,181 shares of Common Stock may be made to key employees. The options were granted at an exercise price equal to the fair market value of the shares at the time of such grant. Options issued under the 1997 Plan have a ten-year term. The 1997 Stock Incentive Plan includes two different vesting schedules. The first provides for annual vesting on a proportionate basis over five years and the second provides for monthly vesting on a proportionate basis over four years. As of June 30, 2000, options for 1,524,670 shares of Common Stock were held by eligible employees under the 1997 Plan. The Company does not anticipate granting any additional options under this plan.

     The Del Monte Foods Company 1998 Stock Incentive Plan was adopted initially by the Board of Directors on April 24, 1998, was modified by the Board on September 23, 1998, and was approved by the stockholders on October 28, 1998. Under the 1998 Stock Incentive Plan, grants of incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Incentive Awards") representing 3,195,687 shares of Common Stock may be made to employees of the Company. Subject to certain limitations, the Compensation Committee has authority to grant Incentive Awards under the 1998 Plan and to set the terms of any such Incentive Awards. The Chief Executive Officer also has limited authority to grant Incentive Awards. For each of these grants, 50% of the option shares vest annually on a proportionate basis over a four-year period and 50% of the option shares vest annually on a proportionate basis over a five-year period. On December 4, 1998, Options for 1,824,433 shares were granted under the 1998 Stock Incentive Plan at an exercise price of $13.00 per share, which was determined to be fair value at that time. In between that date and June 30, 2000, an additional 122,800 shares were granted at an exercise price equal to the fair value on the date of grant. As of June 30, 2000, options for 1,724,380 shares of Common Stock were held by eligible employees under the 1998 Plan and 1,592,667 additional shares were available for grant.

     The Del Monte Retirement Plan for Salaried Employees

     The Del Monte Corporation Retirement Plan for Salaried Employees (the "Del Monte Corporation Retirement Plan"), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of the Company. Credits are made monthly to each participant's personal retirement account ("PRA") consisting of a percentage of that month's eligible compensation, plus interest on his or her account balance. A participant is fully vested upon completion of five years of service.

     The percentage of monthly compensation credited varies according to age as follows:

                                           ALL MONTHLY        MONTHLY COMPENSATION
             PARTICIPANT AGE               COMPENSATION    ABOVE SOCIAL SECURITY BASE
             ---------------               ------------    --------------------------
Below 35.................................      4.0%                   3.0%
35 but below 45..........................      5.0%                   3.0%
45 but below 55..........................      6.0%                   3.0%
55 and over..............................      7.0%                   3.0%

     The Del Monte Corporation Retirement Plan was amended effective January 1, 1998 to change the interest credit from 110% of the U.S. Pension Benefit Guaranty Corporation ("PBGC") rate to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Company factors to factors based on 30-year Treasury Bond yields and an Internal Revenue Service ("IRS") specified mortality table. A participant's annual age 65 annuity benefit will be the greater of an annuity based on (i) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (ii) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

     Participants who, as of January 1, 1988, were at least age 40 with ten or more years' service, or at least age 55 with five or more years' service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Del Monte Corporation Retirement Plan. For credited service after December 31, 1981, such participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant's highest five years' average compensation during his or her last ten years of credited service. Compensation generally includes base salary and awards under the AIAP but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant's Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

     The Del Monte Corporation Retirement Plan was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the age 65 alternative benefit.

     Nonqualified Retirement Plans

     Effective January 1, 1990, the Company established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the "Nonqualified Retirement Plans"). The Nonqualified Retirement Plans are "top hat" and "excess" benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan and the Del Monte Savings Plan (which is qualified under Section 401(k) of the Internal Revenue Code) by Sections 401(a)(17) and 415 of the Internal Revenue Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan or the Del Monte Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan or the Del Monte Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of the Company.

     Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan and the Nonqualified Retirement Plans:

                                              YEAR ATTAINING      ESTIMATED ANNUAL
                PARTICIPANT                       AGE 65        RETIREMENT BENEFIT(A)
                -----------                   --------------    ---------------------
Mr. Wolford.................................       2009               $224,594
Mr. Smith...................................       2012                149,468
Mr. Meyers..................................       2010                217,889
Mr. Phillips................................       2002                 24,038
Mr. Holmes..................................       2017                162,295

---------------
(a) The estimated annual retirement benefits shown assumes no increase in compensation or AIAP and interest credits (as defined in the plans) of 7.44%.

     The Management Equity Plan

     Established beginning in fiscal 1995 and modified in March 1996, the Company's Management Equity Plan ("New MEP") provided awards to certain key executives upon the sale of the Company or upon the public offering of Common Stock. Under the terms of the New MEP, the "Base Value" of the Company's preferred and common stock was established at $125 million. To the extent that proceeds from the sale of the Company to preferred and common stockholders (after repayment of debt but without reduction for payment to executives under the New MEP) exceeded the $125 million Base Value, an award pool of 6% of such excess was set aside for payment to the Company's executive officers. In connection with the recapitalization, the Company made payments aggregating approximately $19.7 million pursuant to the New MEP. The New MEP was terminated concurrent with the Company's April 1997 recapitalization.

     Employment Arrangements

     During fiscal 1999, the Company had employment agreements with each of Messrs. Wolford, Smith, Meyers, Phillips and Holmes. The following summaries of the material provisions of the employment agreements with Mr. Wolford and Mr. Smith (the "Wolford/Smith Employment Agreements"), the employment agreement with Mr. Meyers (the "Meyers Employment Agreement"), the employment agreement with Mr. Phillips (the "Phillips Employment Agreement") and the employment agreement with Mr. Holmes (the "Holmes Employment Agreement") do not purport to be complete and are qualified in their entirety by reference to such agreements. The Company has filed the employment agreements of Messrs. Wolford, Smith, Meyers, Phillips and Holmes, as exhibits to the Company's Annual Report on Form 10-K for the year ended June 30, 2000.

     On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/Smith Employment Agreements, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte for any reason other than for Cause (as defined) or by such executive for any reason, the executive would be entitled to continue to receive his base salary and target award under the AIAP and to participate in certain employee welfare benefit plans and programs of the Company for up to two years after the date of such termination of employment, subject to his not competing with the Company, not soliciting employees of the Company and not disclosing proprietary or confidential information of the Company, and subject to his signing a general release and waiver with respect to certain claims he may have against the Company.

     The Meyers Employment Agreement is for an indefinite term. It provides that if Mr. Meyers' employment terminates for any reason other than for Cause (as defined) or if he resigns for Good Reason (as defined), he would receive as severance, subject to the executive's not competing with the Company or disclosing confidential information or trade secrets of the Company, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such three-year period would equal two times the sum of: (i) Mr. Meyers' highest annual base salary in effect during the 12-month period prior to such termination or resignation and (ii) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Meyers would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in certain employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the three-year period and (ii) such time as the executive is covered by comparable programs of a subsequent employer.

     Effective August 1, 2000, Mr. Phillips waived any claim to benefits under the Phillips Employment Agreement.

     The Holmes Employment Agreement is for an indefinite term. It provides that if Mr. Holmes' employment terminates for any reason other than for Cause (as defined) or if he resigns for Good Reason (as defined), he would receive as severance, subject to the executive's not competing with the Company or disclosing confidential information or trade secrets of the Company, severance payments over a 18-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such 18-month period would equal the sum of: (i) Mr. Holmes' highest annual base salary in effect during the 12-month period prior to such termination or resignation and (ii) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Holmes would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in certain employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the 18-month period and (ii) such time as the executive is covered by comparable programs of a subsequent employer.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2000, Messrs. Price and Shaw and Ms. O'Leary served as members of the Nomination and Compensation Committee of Del Monte Foods Company's Board of Directors. Both Messrs. Price and Shaw are officers of TPG -- See "Certain Relationships and Related Transactions".

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1997, the Company was recapitalized with an equity investment from TPG and other investors. In connection with the recapitalization, the Company entered into a ten-year agreement dated April 18, 1997 (the "Management Advisory Agreement") with TPG. Under this agreement, TPG is entitled to receive an annual fee from the Company for management advisory services equal to the greater of $500,000 and 0.05% of the budgeted consolidated net sales of the Company. For Fiscal 2000, TPG or its designee received fees of approximately $800,000 under this agreement. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, controlling persons, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. This indemnification may not extend to actions arising under the U.S. federal securities laws. This agreement makes available TPG's resources concerning a variety of financial and operational matters, including advice and assistance in reviewing the Company's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. This agreement does not specify a minimum number of TPG personnel who must provide such services or the individuals who must provide them. It also does not require that a minimum amount of time be spent by such personnel on Company matters. The Company cannot otherwise obtain the services that TPG will provide without the addition of personnel or the engagement of outside professional advisors.

     In connection with the recapitalization, the Company also entered into a ten-year advisory agreement dated April 18, 1997 (the "Transaction Advisory Agreement") with TPG. Under this agreement, TPG received a cash financial advisory fee of approximately $8.4 million upon the closing of the recapitalization as compensation for its services as financial advisor for the recapitalization. These services included assistance in connection with the evaluation of the fairness of the recapitalization and the valuation of the Company for those purposes. TPG is also entitled to receive a fee of 1.5% of the "transaction value" for each transaction in which the Company is involved, which may include acquisitions, refinancings and recapitalizations. The term "transaction value" means the total value of any transaction, including, without limitation, the aggregate amount of the funds required to complete the transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction), including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement includes indemnification provisions similar to those described above. These indemnification provisions may not extend to actions arising under the U.S. federal securities laws. Under this Agreement, TPG or its designee received a fee of approximately $3 million upon the closing of the acquisition of Contadina in fiscal 1998. In fiscal 2000, TPG or its designee received approximately $500,000 in connection with the acquisition of Del Monte South America.

     Under a registration rights agreement between the Company and TPG, the Company has granted TPG the right to require the Company to register shares of Common Stock held by TPG and its affiliates for public sales, often referred to as demand registration. So long as TPG and its affiliates continue to hold at least 5% of the outstanding shares of Common Stock, TPG will have the right to request one demand registration in each nine-month period. In the event that the Company registers shares of Common Stock held by TPG, the Company would also be required to register shares of Common Stock held by other stockholders of the Company upon their request.

     During the second and third quarters of fiscal 1998, the Company sold shares of Common Stock to certain key employees, including the executive officers of the Company, pursuant to the Company's Employee Stock Purchase Plan. See "Employment and Other Arrangements -- Stock Purchase Plan." Messrs. Wolford and Smith each paid $175,000 in cash and borrowed an additional $175,000 from the Company in order to acquire the stock purchased by him pursuant to such plan. As of August 1, 2000, these loans bore interest at a rate of 6.27%, which rate is adjusted semi-annually. These loans are evidenced by promissory notes that are secured by a pledge of the stock purchased with the proceeds of the loans. The Company extended these loans in accordance with applicable law governing transactions by a corporation with its officers. The Company cannot predict whether the terms of such transactions, if made with a disinterested third party, would be more or less favorable to Messrs. Wolford and Smith. The Company has no reason to believe that such terms would be less favorable. The Company's bank financing arrangements limit the ability of the Company to make loans or advances to employees to a maximum amount outstanding at any time of $5 million. Aside from the loans to Messrs. Wolford and Smith, the Company has made no such loans or advances to any of its directors, officers or employees. Any vote of the shares securing any loan must be made in accordance with Delaware law.

     Certain conflicts of interest could arise as a result of the relationship between the Company and TPG. Messrs. Price and Shaw, each a partner of TPG, are also directors of the Company and members of the Nominating and Compensation Committee. Mr. Boyce, a director of the Company, is also an officer of CAF, a company that provides management consulting services to companies affiliated with TPG. None of the Company's management is affiliated with TPG. TPG has the power to control the management and policies of the Company and matters requiring stockholder approval. TPG may be subject to a conflict of interest in allocating acquisition or other business opportunities between the Company and other entities in which TPG has substantial investments. Although currently TPG has no investment in any entity that competes directly with the Company, it may in the future make such an investment.

     The Company will address any conflicts of interest and future transactions it may have with its affiliates, including TPG, or other interested parties in accordance with applicable law. Delaware law provides that any transaction with any director or officer or other entity in which any of the Company's directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, nor because the votes of interested directors are counted in approving the transaction, so long as: (i) the material facts of the relevant party and its interest are disclosed to the Board of Directors or the stockholders, as applicable, and the transaction is approved in good faith by a majority of the disinterested directors or by a specific vote of the stockholders, as applicable; or (ii) the transaction is fair to the Company at the time it is authorized, approved or ratified.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by the Company's Nominating and Compensation Committee (the "Committee") which consists entirely of non-employee directors. In developing the executive compensation program of the Company, the Committee has used the services of a national recognized compensation consulting firm, which provides information to assist the Committee.

     Compensation Philosophy

     The primary components of the Company's executive compensation program are base salary, an annual cash incentive award based primarily on the Company's performance, and a long term incentive program which consists of grants of stock options. It is the philosophy of the Board of Directors of the Company generally to set base salary and the annual incentive award at the median range of salaries and bonus paid by a selected peer group of companies in the branded food industry. Through the use of stock options, executive officers have the opportunity to receive total compensation, including base salary, annual incentive award and long term incentives, at the apex of the same peer group of companies. This opportunity depends, in part, on the performance of the Company's stock. This emphasis on long term incentives is intended to encourage the executives to focus on the growth of the Company and the value of its stock.

     Base Salary

     Base salaries for executives are set at levels consistent with the compensation philosophy, and that are considered appropriate in view of the responsibilities of each position. Individual performance is also considered. The Committee approves all salary increases for executive officers.

     Annual Incentive Award

     The annual incentive award program provides for cash awards to be determined shortly after the end of the fiscal year. Prior to the start of the fiscal year, the Committee establishes financial targets as an incentive for superior corporate performance. Each executive has a target award based on a percentage of base salary. The payout of the award to executives is based solely on the attainment of both the financial targets established at the start of the fiscal year and individual objectives set annually by the Committee. In the case of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the payout is based 2/3 on the financial performance targets and 1/3 on individual objectives set annually by the Committee. For other executive officers, the payout is based 1/2 on the financial targets and 1/2 on individual objectives. Financial performance that is in the top quartile of a specific group of peer companies results in a 25% increase to the financial portion of the awards. Payout to the executives can range from zero to 200% of the target award based on achievement of the financial targets and individual performance.

     Long Term Incentive Plan Compensation

     Long term incentives are addressed through grants of stock options. The Committee believes that using stock options as a long term incentive aligns the interests of the officers of the Company with those of the stockholders. The Committee approves all option grants for executive officers and the guidelines to be used for option grants for other management employees. Individual grants of stock options are made based on level of responsibility and individual performance.

     Compensation of Chief Executive Officer

     The Committee meets annually to review the performance of Richard G. Wolford, President and Chief Executive Officer of the Company. For fiscal 2000, the Committee approved a salary increase of 31% and an increase in the target award under the annual incentive award program from 75% to 100% of Mr. Wolford's base salary. Detailed compensation disclosure is contained in the Executive Compensation Summary Compensation Table.

     Tax Treatment of Executive Compensation

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Committee intends that the Company will generally manage its executive compensation program so as to preserve the related federal income tax deductions.

Submitted by the Nominating and Compensation Committee of the Board of
Directors:

William S. Price III, Chairman
Denise M. O'Leary
Jeffrey A. Shaw

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on Del Monte Foods Company Common Stock with the cumulative total return of the Russell 2000 and the Standard & Poor's Midcap Food indexes, for the period commencing February 5, 1999 and ending on June 30, 2000 (the public offering date to the fiscal year end.) The graph is based on the assumption that $100 was invested on February 5, 1999 in Common Stock and in each index, and that all dividends were reinvested.

[Stock Performance Graphic]

                       02/05/99   02/26/99   03/31/99   04/30/99   05/28/99   06/30/99   07/30/99   08/31/99   09/30/99   10/29/99
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Del Monte Foods         100.00     88.00      84.00       86.00      80.00     107.00     104.00      97.00      90.00      89.00
Russell 2000            100.00     95.00      97.00      105.00     107.00     112.00     106.00     102.00     102.00     103.00
S&P Midcap Food         100.00     96.00      93.00       93.00      97.00      99.00      92.00      88.00      88.00      86.00

                       11/30/99   12/31/99   01/31/00   02/29/00   03/31/00   04/28/00   05/31/00   06/30/00
                       --------   --------   --------   --------   --------   --------   --------   --------
Del Monte Foods          86.00      79.00      60.00      80.00      68.00      57.00      55.00      44.00
Russell 2000            109.00     121.00     119.00     138.00     129.00     121.00     114.00     124.00
S&P Midcap Food          85.00      81.00      72.00      64.00      72.00      68.00      72.00      72.00

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during fiscal year 2000, all SEC filings of directors, officers and ten percent stockholders complied with the requirements of Section 16 of the Securities Exchange Act. This belief is based on the Company's review of forms filed, or written notice that no forms were required.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]
                                          William R. Sawyers
                                          Vice President, General Counsel and
                                          Secretary

San Francisco, California
September 29, 2000

                            DEL MONTE FOODS COMPANY

                         PROXY/VOTING INSTRUCTIONS CARD

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DEL MONTE FOODS COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 15, 2000.

The undersigned stockholder of Del Monte Foods Company ("Del Monte") hereby appoints David L. Meyers and William R. Sawyers and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held November 15, 2000, at 2:00 p.m. Pacific Time at The Mark Hopkins Hotel, One Nob Hill, San Francisco, California 94108, and at any adjournment or postponement thereof, as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
  BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3,
 FOR PROPOSAL 4, AND FOR PROPOSAL 5. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT
  BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED ON THESE MATTERS AS THE
          PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

               (Continued and to be signed on the reverse side.)

                                       DEL MONTE FOODS COMPANY
                                       P.O. BOX 11051
                                       NEW YORK, N.Y. 10203-0051

                             DETACH PROXY CARD HERE

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN
                 PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5.

1. ELECTION OF CLASS III DIRECTORS

   FOR all nominees listed below                                  / /
   WITHHOLD AUTHORITY to vote for all nominees listed below.      / /
   *EXCEPTIONS                                                    / /

   Nominees: Richard W. Boyce, Al Carey, Denise M. O'Leary and Richard G.
             Wolford
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE
   PROVIDED BELOW.)
   *Exceptions
              ------------------------------------------------------------------

2. To approve amendments to Del Monte's 1998 Stock Incentive Plan to (i) increase the aggregate number of shares authorized for issuance under the plan by an additional 2,870,000 shares to 6,065,687 shares, and (ii) allow the 1998 Plan to qualify as providing "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

           FOR / /            AGAINST / /            ABSTAIN / /


3. To approve an amendment to Del Monte's Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan to increase the aggregate number of shares authorized for issuance under the plan by 75,000 shares to 226,701 shares.

           FOR / /            AGAINST / /            ABSTAIN / /


4. To approve Del Monte's 1998 Stock Incentive Plan and Annual Incentive Award Plan to comply with Section 162(m) of the Internal Revenue Code.

           FOR / /            AGAINST / /            ABSTAIN / /


5. To approve the appointment of KPMG LLP as Del Monte's independent auditors for the fiscal year ending June 30, 2001.

           FOR / /            AGAINST / /            ABSTAIN / /


In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before such meeting and any and all postponements or adjournments thereof.

Change of Address and/or Comments Mark Here / /

Please sign exactly as your name appears on the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.
If shares are held jointly, each holder should sign.

Dated:                      , 2000
      ----------------------



-----------------------------------
Signature



-----------------------------------
Signature


VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. /X/


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.